THIS DEBENTURE AND ANY SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS DEBENTURE, THE SECURITIES AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE LENDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

DRINKS AMERICAS HOLDINGS, LTD.
DEBENTURE

Issue Amount: $4,000,000	June 18, 2009

FOR VALUE RECEIVED, the undersigned, Drinks Americas Holdings, Ltd., a Delaware corporation  (referred to herein as the “Borrower”), with offices at  372 Danbury Road, Suite 163, Wilton, Connecticut 06897, hereby unconditionally promises to pay to the order of St. George Investments, LLC, its endorsees, successors and/or assigns (the “Lender”), in lawful money of the United States, at 303 East Wacker Drive, Suite 311, Chicago, Illinois 60601 or such other address as the Lender may from time to time designate, the principal sum of Four Million Dollars ($4,000,000) (the “Issue Amount”).  This Debenture shall mature and become due and payable in full on June 18, 2013 (the “Maturity Date”).

Capitalized terms used herein have the respective meanings ascribed thereto in the Securities Purchase Agreement dated of even date herewith unless otherwise defined herein.

1.           Original Issue Discount.  The Lender shall purchase this Debenture at a price equal to 75% of the Issue Amount; 25% of the issue amount shall represent Original Issue Discount.

2.           Terms of Repayment.  Principal of and interest on this Debenture shall be paid by the Borrower as follows:

(a)         Unless otherwise stated herein, this Debenture shall not accrue interest.

(b)         Principal shall be due and payable in full on the Maturity Date and shall be paid in cash, unless permitted to be paid in shares of common stock pursuant to Section 3, below.

(c)         The Borrower further agrees that, if any payment made by the Borrower or any other person is applied in payment of this Debenture and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any property hereafter pledged as security for this Debenture which has been applied in payment of this Debenture is required to be returned by Lender to the pledgor, its estate, trustee, receiver or any other party, including, without limitation, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Borrower’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto any such lien, security interest or other collateral hereunder securing the Borrower’s liability hereunder shall have been released or terminated, this Debenture (and such lien, security interest or other collateral) shall be reinstated in full force and effect, and such prior release or termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the Borrower in respect to the amount of such payment (or any lien, security interest or other collateral securing such obligation).

(d)         All computations of interest, if any, shall be made by Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, such payment shall be made on the next succeeding day and such extension of time shall in such case be included in the computation of payment of interest.

(e)         At anytime after the issuance of this Debenture, the Borrower may prepay all or any part of the outstanding principal amount of this Debenture, together with interest accrued, if any, upon not fewer than ten (10) trading days’ prior written notice to the Lender.  In the event the Borrower elects to prepay any portion of this Debenture prior to the Maturity Date, the Borrower shall be entitled to satisfy a portion of the amount outstanding under this Debenture by offsetting the amount owed under this Debenture by an amount equal to 125% of the amount owed under the Investor Notes which amount will satisfy a corresponding portion of this Debenture.  Such satisfaction of the Debenture shall be considered an offset of liabilities and shall be considered, in full or partial, payment and satisfaction of this Debenture.

For the avoidance of any doubt, if the Borrower elects to offset this Debenture with the Investor Notes at a time when no Investor Notes have been paid and satisfied by the Lender, then the Borrower shall be entitled to offset the amount owed under this Debenture by $3,281,250 (which is the amount of Investor Notes outstanding, $2,625,000, times 1.25%).

(f)         The Issue Amount may be increased to include any costs, fees or other reasonable expenses incurred by the Lender in connection with this Debenture and the related documents.

3.           Repayment in Common Stock.

(a)         From the date that is six (6) months from the date hereof, the Lender shall have the option, at any time, to request to be re-paid (the “Request for Repayment”) its Issue Amount, in full or in part, in fully-paid and nonassessable shares of Borrower’s Common Stock at the rate per share equal to the Fixed Re-Payment Price (the “Re-Payment Rate”), provided, however, that the Lender shall not be permitted to deliver a Request for Repayment where the dollar amount of the Request for Repayment would exceed the dollar amount represented by the difference between (i) the amount outstanding under this Debenture at the time of the Request for Repayment; and (ii) one hundred twenty five percent (125%) of the aggregate amount of all of the notes issued by the Lender to the Borrower on the date hereof (the “Investor Notes”) and remaining outstanding and not satisfied in cash by the Lender as of the date of such Request for Repayment.

For purposes of this Debenture, the term “Fixed Re-Payment Price” means the Market Price.

For purposes of this Debenture, the term “Market Price” shall mean the lower of: (i) the closing price of the Company’s common stock on the OTC Bulletin Board for the prior business day; or (ii) the volume weighted average sales prices of the Company’s common stock on such market for the prior ten (10) business days, in each case as recorded by Bloomberg, L.P.

(b)         As promptly as practicable after notice of the Request for Repayment, pursuant to this Section 3, the Borrower shall deliver or cause to be delivered to the Lender certificates for the full number of shares of Common Stock issuable upon Request for Repayment of this Debenture, in accordance with the provisions hereof. Any such repayment shall be deemed to have been made at the time that such notice for the Request for Repayment shall have been received by the Borrower.  If, however, the Borrower fails to deliver the full number of shares due upon any repayment of common stock within three (3) business days following the Borrower’s receipt of the request for repayment in common stock, the Borrower shall pay liquidated damages in cash equal to $1,500 per day for each day the Shares are not delivered to the Lender.  The Lender is not obligated nor required to surrender this Debenture upon the Request for Repayment.

(c)         Percentage Cap.  Notwithstanding the provisions of this Debenture, in no event (except as specifically provided in the Debenture as an exception to this provision), (i) during the forty-five (45) day period prior to the Maturity Date, or (ii) while there is outstanding a tender offer for any or all of the shares of the Borrower's Common Stock) shall the Lender be entitled to request re-payment of this Debenture, or the Borrower have the obligation or option to issue shares upon such request or in lieu of cash payments hereunder, to the extent that, after such payment of common stock or issuance the sum of (1) the number of shares of Common Stock beneficially owned by the Lender and its affiliates, and (2) the number of shares of Common Stock issuable upon the request of repayment of the Debenture with respect to which the determination of the proviso is being made, would result in beneficial ownership by the Lender and its affiliates of more than 9.99% (the “Percentage Cap”) of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Lender upon such repayment).  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 12(d) of the Securities Exchange Act of 1934, as amended.

4.           Liability of the Borrower.  The Borrower is unconditionally, and without regard to the liability of any other person, liable for the payment and performance of this Debenture and such liability shall not be affected by an extension of time, renewal, waiver, or modification of this Debenture or the release, substitution, or addition of collateral for this Debenture.  Each person signing this Debenture consents to any and all extensions of time, renewals, waivers, or modifications, as well as to release, substitution, or addition of guarantors or collateral security, without affecting the Borrower’s liabilities hereunder.

5.           Representations and Warranties.  The Borrower represents and warrants as follows:

(i)	the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)
the execution, delivery and performance by the Borrower of this Debenture are within the Borrower's powers, have been duly authorized by all necessary action, and do not contravene: (A) the Borrower's certificate of incorporation or by-laws; or (B) any law or agreement or document binding on or affecting the Borrower;

(iii)
no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or third person is required for the due execution, delivery and performance by the Borrower of this Debenture;

(iv)
this Debenture constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity;

(v)
the Borrower has all requisite power and authority to own and operate its property and assets and to conduct its business as now conducted and proposed to be conducted and to consummate the transactions contemplated hereby;

(vi)
the Borrower is duly qualified to conduct its business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it, or in which the transaction of its business makes such qualification necessary except to the extent such failure to qualify would not have a material adverse effect on the Company;

(vii)
there is no pending or, to the Borrower 's knowledge, threatened action or proceeding affecting the Borrower before any governmental agency or arbitrator which challenges or relates to this Debenture or which may otherwise have a material adverse effect on the Borrower;

(viii)	after giving effect to the transactions contemplated by this Debenture, the Borrower is Solvent;

(ix)
the Borrower is not in violation or default of any provision of its certificate of incorporation or by-laws, each as currently in effect, or any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Borrower is subject;

(x)
this Debenture is validly issued, free of any taxes, liens, and encumbrances related to the issuance, hereof and is not subject to preemptive right or other similar right of members of the Borrower; and

(xi)
the Borrower has taken all required action to reserve for issuance fifty million (50,000,000) shares of Common Stock as may be issuable from time to time upon a request for repayment of this Debenture in common stock.

6.           Covenants.  So long as any principal or interest, if any, is due hereunder and shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing:

(a)         Maintain and preserve its existence, rights and privileges;

(b)         The Company will not consummate an equity line of credit facility or conduct a similar financing transaction where the Company sells in satisfaction of all or a portion of the amount owed under the credit facility common stock or convertible securities at a fluctuating prices that varies with the trading prices of or quotations for the shares of Common Stock;

(c)         Not: (i) directly or indirectly sell, lease or otherwise dispose of any of its property or assets other than in its ordinary course of business, in the aggregate, to any person(s), whether in one transaction or in a series of transactions over any period of time; (ii) merge into, with or consolidate with any other person unless this Debenture is assumed by the surviving entity; or (iii) adopt any plan or arrangement for the dissolution or liquidation of the Borrower;

(d)         Give written notice to Lender upon the occurrence of a Trigger Event (as defined below) or Event of Default (as defined below) within five (5) Business Days of such event;

(e)         Not use the proceeds from the issuance of this Debenture in any way for any purpose that entails a violation of, or is inconsistent with, Regulation U of the Board of Governors of the Federal Reserve System of the United States of America;

(f)         Comply in all material respects with all applicable laws (whether federal, state or local and whether statutory, administrative or judicial or other) and with every applicable lawful governmental order (whether administrative or judicial);

(g)         Not redeem or repurchase any of its capital stock;

(h)         Not: make any advance or loan to any person, firm or corporation, except for reasonable travel or business expenses advanced to the Company's employees or independent contractors in the ordinary course of business;

(i)         Cause its transfer agent to issue shares of common stock upon written notice of Lender’s request to receive repayment of this Debenture in shares of common stock pursuant to the terms herein within five (5) business days of notification; or (b) at the request of the Lender, cause the removal of any restrictive legend on any certificate or cause its transfer agent to remove such legend where such removal is lawful within five (5) business days; and

(j)         Not take any action which would impair the rights and privileges of this Debenture set forth herein or the rights and privileges of the holder of this Debenture.

7.           Trigger Event.  Upon the occurrence of one of the following Trigger Events, (i) the amount due under this Debenture shall increase to 110% of such amount outstanding immediately before such Trigger Event, including all interest, fees, costs and penalties and, if unsatisfied such amount will accrue interest at a rate of twelve percent (12%) per annum until fully paid or exercised; and (ii) the Lender may, at its sole and exclusive option, accelerate the maturity of this Debenture and demand immediate payment in full, whereupon the outstanding principal amount of the Debenture and all obligations of Borrower to Lender hereunder, together with accrued interest thereon and accrued charges and costs, if any, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, provided, however, that this remedy shall not preclude the Lender from exchanging this Debenture for shares of Common Stock pursuant to Section 3 hereof; and (iii) exercise all legally available rights and privileges.

Notwithstanding the occurrence of any Trigger Event, the Lender will still be obligated to make any mandatory prepayments as required by Section 1(d) of the Investor Notes.

If a Trigger Event occurs, then such Trigger Event shall constitute a continuing default which will permit the Lender to exercise its rights under this Section at any time.

A “Trigger Event” shall be when any of the following occur:

(a)         Any material default, material misrepresentation, or material breach of a covenant, representation or warranty or other agreement under the Transaction Documents,

(b)         Any default in any payment of principal or interest in the form of cash or stock under the Transaction Documents within five (5) business days of written notice,

(c)         Any transfer, conveyance, or assignment of substantial Company assets or substantial assets of any of its subsidiaries, in each case not in the ordinary course of business, except for a merger in which the Company is the surviving Corporation or in which the surviving corporation assumes the Company’s obligations under the Transaction Documents,

(d)         Any money judgment, writ or warrant of attachment, or similar process against Company or any of its properties or other assets, or defaults on obligations, in amount in excess of $100,000 unless such are being contested by the Company,

(e)         The Company (a) fails to cause its transfer agent to issue shares of common stock upon written notice of Lender’s request to receive repayment of this Debenture in shares of common stock pursuant to the terms herein within five (5) business days of receipt of a Request for Repayment; or (b) upon written request of the Lender, fails to remove any restrictive legend on any certificate or fails to cause its transfer agent to remove such legend where such removal is lawful within five (5) business days of receipt of a written demand therefore,

(f)         If, at any time, the average value of the Collateral Shares pledged in the Pledge Agreement (regardless of whether or not such Collateral Shares are previously transferred or sold) falls below One Million Six Hundred Thousand Dollars ($1,600,000) (the “Required Level”) for any five consecutive trading days during the term of this Debenture; provided, that subject to the consent of the Lender, which consent may be granted or withheld at Lender’s sole discretion, the Borrower may provide additional Collateral Shares in order to raise the value above the Required Level.  For purposes of measuring compliance with this provision, the value of the Common Stock shall be deemed to be the Market Price;

(g)         The average daily dollar volume of Common Stock traded per day for any consecutive ten (10) trading-day period is less than ten thousand dollars ($10,000) (the “Volume Default”), provided, however that the Borrower shall have five (5) business days after written notice unless the Borrower is previously aware of the volume to cure any Volume Default.  For purposes of measuring compliance with this covenant, the value of the Common Stock traded for each trading day shall be deemed to be equal to the average of the VWAP of Common Stock times the volume, each as reported by Bloomberg, L.P.; Note the cure period in the term sheet.

(h)         Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company, or

(i)         The entry of a decree or order by a court having jurisdiction adjudging the Company a bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or the commencement against the Company of a proceeding under the federal bankruptcy law or any applicable federal or state bankruptcy, insolvency or similar law and the continuance of any such proceedings unstayed and in effect for a period of 90 days or more; or the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

(j)         Failure of Company to continuously maintain its status as a reporting company under the federal securities laws,

(k)         Failure to timely file all reports required to be filed by it with the SEC pursuant to Section 12, 13 or 15(d) of the Securities Exchange Act of 1934, or otherwise required by the Securities Exchange Act of 1934 (the Company can cure any late filing by filing a timely notice of late filing and filing such periodic report, provided, however, that any such late filing shall not prevent the Lender from selling its shares under Rule 144), or

(l)         Halt or suspension of trading of its Common Stock for any period of time.

8.           Lender’s Rights Upon Default.  Upon the occurrence of any Event of Default or Trigger Event pursuant to this Debenture, the Lender may, at its sole and exclusive option, do any or all of the following, either concurrently or separately: (a) accelerate the maturity of this Debenture and demand immediate payment in full, whereupon the outstanding principal amount of the Debenture and all obligations of Borrower to Lender hereunder, together with accrued interest thereon and accrued charges and costs, including costs incurred by the Company with respect to the collection of this Purchase Note (including reasonable legal fees), if any, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; (b) offset, recoup or exercise any other legal remedy to offset any liabilities due by the Lender, including but not limited to any offset of this Debenture against the Investor Notes being delivered by the Lender to the Borrower at Closing, as provided under Section 3 of the Investor Notes issued by the Lender to the Company on the date hereof; and (c) exercise all legally available rights and privileges.  If an Event of Default occurs hereunder, the Borrower will be responsible for all costs incurred by the Lender in collection of this Debenture, including reasonable legal fees, which costs will constitute part of the obligations of the Borrower hereunder.

9.           Default Interest Rate.   Upon an Event of Default, without any further action on the part of Lender, interest will thereafter accrue at the rate of twelve percent (12%) per annum (the “Default Rate”), until all outstanding principal, interest and fees are repaid in full by Borrower.

10.           Usury.  In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law.  Any excess amount of deemed interest shall be null and void and shall not interfere with or affect the Borrower’s obligation to repay the principal of and interest on the Debenture.  This confirms that the Borrower and, by its acceptance of this Debenture, the Lender intend to contract in strict compliance with applicable usury laws from time to time in effect.  Accordingly, the Borrower and the Lender stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.

11.           Costs of Enforcement. Borrower hereby covenants and agrees to indemnify, defend and hold Lender harmless from and against all costs and expenses, including reasonable attorneys’ fees and their costs, together with interest thereon at the Prime Rate, incurred by Lender in enforcing its rights under this Debenture; or if Lender is made a party as a defendant in any action or proceeding arising out of or in connection with its status as a lender, or if Lender is requested to respond to any subpoena or other legal process issued in connection with this Debenture; or reasonable disbursements arising out of any costs and expenses, including reasonable attorneys’ fees and their costs incurred in any bankruptcy case; or for any legal or appraisal reviews, advice or counsel performed for Lender following a request by Borrower for waiver, modification or amendment of this Debenture or any of the other Transaction Documents.

12.           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Debenture shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without reference to the choice of law provisions thereof.  The Borrower and, by accepting this Debenture, the Lender, each irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County and any United States District Court for the Northern District of Illinois for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Debenture and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Debenture.  The Company and, by accepting this Debenture, the Lender, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Borrower and, by accepting this Debenture, the Lender, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS DEBENTURE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

13.           Miscellaneous.

(a) Borrower hereby waives protest, notice of protest, presentment, dishonor, and demand.

(b) The rights and privileges of Lender under this Debenture shall inure to the benefit of its successors and assigns.  All obligations of Borrower in connection with this Debenture shall bind Borrower’s successors and assigns, and Lender’s repayment rights shall succeed to any successor securities to Borrower’s common stock.

(c) If any provision of this Debenture shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Debenture shall be construed as if such invalid or unenforceable provision had never been contained herein.

(d) The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent Event of Default or Lender’s right to exercise that or any other right or remedy to which Lender is entitled.   No delay or omission by Lender in exercising, or failure by Lender to exercise on any one or more occasions, shall be construed as a waiver or novation of this Debenture or prevent the subsequent exercise of any or all such rights.

(e) This Debenture may not be waived, changed, modified, or discharged orally, but only in writing.

14.           Notice, Etc.  Any notice required by the provisions of this Debenture will be in writing and will be deemed effectively given:  (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and delivered as follows:

If to the Borrower:

Drinks Americas Holdings, Ltd.
Attn:	J. Patrick Kenny
372 Danbury Road, Suite 163
Wilton, Connecticut 06897
Phone Number: (203) 762-7000
Facsimile Number: (203) 762-8992

With a copy to:

Eaton & Van Winkle LLP
Attn:	Joseph L. Cannella, Esq.
3 Park Avenue
New York, NY 10016
Phone Number: (212) 561-3633
Facsimile Number: (212) 779-9928

If to Lender:

St. George Investments, LLC
Attn:	John Fife
303 East Wacker Drive, Suite 311
Chicago, Illinois 60601
Phone: (312) 297-7000
Facsimile: (312) 819-9701

With a copy to (which shall not constitute notice):

Anslow & Jaclin, LLP
Attn.:	Gregg E. Jaclin, Esq.
Eric M Stein, Esq.
Joy Hui, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Phone: (732) 409-1212
Facsimile: (732) 577-1188

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.

15.           Definitions.  As used herein, the following terms shall have the meaning ascribed to them below:

(a)           “Solvent” shall mean, with respect to any person or entity on a particular date, that on such date: (i) the fair value of the property of such person or entity is not less than the total amount of the liabilities of such person or entity; (ii) the present fair salable value of the assets of such person or entity is not less than the amount required to pay the probable liability on such person's existing debts as they become absolute and matured; and (iii) such person is able to realize upon its assets an amount sufficient to and pay its debts and other liabilities;

(b)           “Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated the date hereof among the Borrower, the Lender and the other purchasers identified therein.

[REMAINDER OF PAGE LEFT BLANK]

[SIGNATURE PAGE TO SELLER DEBENTURE]

IN WITNESS WHEREOF, the undersigned has executed this Debenture as of the date first set forth above.

DRINKS AMERICAS HOLDINGS, LTD.

By:
Name:	J. Patrick Kenny
Title:	Chairman and CEO

STATE OF	)
) ss:
COUNTY OF	)

On this _____ day of January, 2008, before me, personally came _____________, to me known, who being by me duly sworn, did depose and say that he resides in ____________________________________, that he is the President and Chief Executive Officer of Drinks Americas Holdings, Ltd., the corporation described in and which executed the above instrument; and that he signed his name by authority of the board of directors of said corporation.

Notary Public

EXHIBIT A

REQUEST FOR REPAYMENT IN COMMON SHARES

(to be signed upon request for repayment in common shares of the Debenture)

TO DRINKS AMERICAS HOLDINGS, LTD.:

The undersigned, the holder of the foregoing Debenture, hereby requests for repayment of such Debenture in ______ shares of Common Stock of Drinks Americas Holdings, Ltd., and requests that the certificates for such shares be issued in the name of, and delivered to, _________________, whose address is ________________________________________.

Dated:

(signature)

(address)